EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces First Quarter 2011 Financial Results

SPOKANE, Wash., April 26, 2011 (GLOBE NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCQB:NBCT), the bank holding company for Inland Northwest Bank (the "Bank" or "INB"), today reported financial results for the quarter ended March 31, 2011.

Net income for the first quarter of 2011 was $600 thousand, compared to $586 thousand reported for the first quarter of 2010. After accrual of dividends on preferred stock and related accretion adjustments, the net income available for common shareholders was $430 thousand for the first quarter of 2011 ("1Q11") compared to $417 thousand for the first quarter last year ("1Q10").

Earnings per diluted share available for common shareholders for the first quarters of 2011 and 2010 were $0.14 and $0.17, respectively.  Earnings per share declined slightly, despite the increase in profitability, due to the fact there are more shares outstanding today than there was during the same period of 2010. The Company successfully completed a shareholder rights offering in July 2010 that raised $2.6 million in capital and issued 686,805 new common shares in connection with the offering.

Randall L. Fewel, President and CEO of both the Company and the Bank, said, "After the loss we experienced in the fourth quarter last year, we are extremely pleased to return to profitability in the first quarter this year. The Company saw improvements in many key areas of our business this past quarter."

Net interest income increased from $3.6 million in 1Q10 to $4.1 million in 1Q11, an increase of $452 thousand, or 12.4%.  Approximately $290 thousand of this improvement came from recapturing interest income on two loans that had been on non-accrual, but which have now been placed back on accrual due to improved performance. The net interest margin (interest income minus interest expense, divided by average earning assets) improved to 4.57% for 1Q11 from 4.04% for the comparable quarter last year.

Noninterest income was 0.82% of average assets in the first quarter this year compared to 0.93% last year. Noninterest income declined by $106 thousand, from $916 thousand in the first quarter last year to $810 thousand in the first quarter this year, but last year's number was inflated by a $224 thousand refund on B & O taxes. Without that item, noninterest income this year would be up $118 thousand, or 17.0%.

Noninterest expenses for the first quarter increased by just 2%, from $3.22 million last year to $3.28 million this year. The Bank has increased its full-time-equivalent employee headcount by four over the past year, from 106 to 110.

The Bank expensed $831,000 during 1Q11 into the Allowance for Loan Losses (the "ALLL") compared to $500,000 during 1Q10. Net charge-offs were $1.58 million for the first quarter this year versus $407 thousand in the first quarter of 2010. As of March 31, 2011, the Bank's ALLL was $6.2 million, or 2.18% of gross loans, compared to $7.2 million, or 2.28% of gross loans, as of March 31, 2010. Management's evaluation indicated the lower ALLL amount was appropriate due to the significant charge-offs taken during the quarter.

As of March 31, 2011, the Company had assets of $394.2 million, compared to $394.6 million on December 31, 2010.  This was a decrease of $4.0 million, or 1.0%, compared to March 31, 2010.  Deposits at March 31, 2011 were $346.1 million, a decrease of $114 thousand compared to December 31, 2010, and an increase of $2.8 million, or 0.8%, compared to March 31, 2010.  Net loans were $275.8 million at quarter end, up $1.4 million, or 0.5%, since year-end and down $31.8 million, or -10.3%, compared to March 31, 2010.

The Bank's nonperforming assets were $15.4 million at quarter end, representing 3.90% of total assets.  Nonperforming assets ("NPAs") are defined as loans on which the Bank has stopped accruing interest and foreclosed real estate.  NPAs at the end of 2010 were $16.7 million representing 4.23% of total assets, and at March 31, 2010, NPAs were $12.4 million, representing 3.13% of total assets.

"We were successful in removing $4.0 million from the non-performing category during the first quarter," Fewel said, "but unfortunately one $2.7 million motel loan had to be placed on non-accrual in March, so the net reduction in NPAs was only $1.3 million.  Overall we are pleased with the progress we made this past quarter, despite the ongoing effects of the recent recession."

The Bank's Texas Ratio, which measures NPAs as a percent of a bank's capital plus its ALLL, stood at 33% at quarter end, reflecting improvement from the 36% level at the end of 2010 (the lower the ratio the better). Fewel added, "For point of reference, at the end of 2010, the average Texas Ratio for all commercial banks headquartered in the State of Washington was 49% and for banks headquartered in Idaho it was 37%."

Total revenue for the Company was $4.9 million during the first quarter, representing an increase of $346 thousand, or 7.6%, over the first quarter of 2010. Total revenue is defined as net interest income plus noninterest income. However, Fewel said revenue from the origination of home mortgages was down 12.8% compared to the first quarter of last year.

Core deposits (all deposits except certificates of deposit) ended the quarter at $223.6 million. This represents an increase of $10.3 million, or 4.8%, over year-end 2010 core deposits of $213.3 million. On March 31, 2010, core deposits were $181.3 million. "We continue to be very pleased with our growth in core deposits, which grew $42.3 million, or 23% year over year," Fewel commented.

Fewel went on to say, "Late in the first quarter, we started to see a modest uptick in loan demand from small businesses. This is the first indication in at least two years of loan demand picking up. We are hopeful this will continue and even accelerate as we move through 2011, because INB is eager to increase its small business lending."

Fewel pointed out that the book value of the Company's common stock stood at $8.38 per share on March 31, 2011, which is a $0.26 increase over the $8.12 book value at the end of 2010. A year ago, on March 31, 2010, book value of the common stock was $9.83 per share, but there were 678 thousand fewer shares outstanding at that time.

Northwest Bancorporation, Inc. is the parent of Inland Northwest Bank (INB), a Washington state-chartered bank headquartered in Spokane, Washington.  INB operates seven branches in Spokane County, Washington, and four branches in North Idaho (Kootenai County).  INB specializes in meeting the financial needs of individuals and small to medium-sized businesses, including professional corporations, by providing a full line of commercial, retail, mortgage and private banking products and services.  The Company's stock is quoted by the OTC Markets, http://www.otcmarkets.com/, and by other financial reporting services under the symbol "NBCT."

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts and pertain to the Company's future operating results.  When used in this report, the words "expects," "anticipates,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' ''estimates'' and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. These risks and other factors are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Item 1A. Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Northwest Bancorporation, Inc.
         Randall L. Fewel, President and CEO
         (509) 462-3600

         Holly Poquette, Chief Financial Officer
         (509) 456-8888